SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 10, 1997



                      PACIFIC AEROSPACE & ELECTRONICS, INC.

             (Exact name of registrant as specified in its charter)


    Washington                   0-26088                    91-1744587
  (State or other              (Commission                (IRS Employer
  jurisdiction of              File Number)            Identification No.)
 incorporation or
   organization)

             434 Olds Station Road, Wenatchee, WA             98801
          (Address of Principal Executive Office)           (Zip Code)


Registrant's telephone number,
including area code:                                     (509) 664-8000





          (Former name or former address, if changed since last report)

Item 5.  Other Events.
----------------------

     A.   Private Placement of Series A Convertible Preferred Stock.
          ----------------------------------------------------------

     Effective as of February 28, 1997, Pacific Aerospace & Electronic, Inc. (the "Company") completed a private placement of 50,000 shares of Series A Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), to 11 accredited investors, at a total offering price of $5,000,000. Pacific Continental Securities Corp. received $375,000 as a commission as placement agent. The offering was exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D.

     At the closing of the offering, the Company entered into a Registration Rights Agreement with the holders of the Preferred Stock by which it is obliged to file a registration statement on Form S-3 to register for resale the shares of Common Stock underlying the Preferred Stock. Under the terms of the agreement, the registration statement must be effective by June 13, 1997.

     The holders of the Preferred Stock will not have voting rights unless required by law and are not entitled to receive dividends except on an as-converted basis with the holders of the Company's common stock, $.001 par value ("Common Stock"). On certain events, the holders of Preferred Stock are entitled to a liquidation preference equal to the purchase price per share, plus any accrued but unpaid dividends.

     The holders may convert their shares of Preferred Stock to Common Stock at any time after the earlier of (i) June 13, 1997, or (ii) the date that a registration statement covering the underlying shares of Common Stock is declared effective. The Company may cause the conversion of the Preferred Stock to Common Stock after fifteen days' notice to the holders if (i) the average closing bid prices of the Common Stock for 20 consecutive trading days is greater than $6.11, and (ii) the underlying shares of Common Stock are registered or qualified for resale under federal and state securities laws and listed or quoted for trading on the Nasdaq National Market System or such other securities exchange or quotation system on which the Company's Common Stock is then traded. If not sooner converted, the shares of Preferred Stock will be automatically converted to Common Stock on February 28, 1999.

     On conversion of a share of Preferred Stock, the holder will receive a number of shares of Common Stock equal to $100 divided by the conversion price of the Preferred Stock. The conversion price will be the lower of (i) $3.49 or
(ii) 85% of the average closing bid price per share of the Common Stock over the five days before conversion. As of February 28, 1997, the closing date, 1,432,665 shares of Common Stock would have been issuable on conversion of all of the Preferred Stock, and 9,742,609 shares of Common Stock were issued and outstanding. The Company may issue up to approximately 1.95 million shares of Common Stock on conversion, and must redeem any Preferred Stock that it is not permitted to convert.

     The Company intends to use the proceeds of the private placement for strategic acquisitions, manufacturing equipment and facilities expansion and working capital.

     B.   Proposed Acquisition.
          ---------------------

     On February 10, 1997, the Company entered into a nonbinding letter of intent with Northwest Technical Industries, Inc., a Washington corporation based in Sequim, Washington ("NTI"), pursuant to which the Company plans to acquire, through a wholly owned subsidiary, substantially all of the assets of NTI. NTI manufactures explosively formed and clad dissimilar metals.

     In consideration for substantially all of the assets of NTI, the Company would assume certain liabilities of NTI, would pay to NTI $1 million in cash, and would issue to NTI 245,154 newly issued and unregistered shares of Common Stock. Alan Hare, the President of NTI, would enter into an employment and noncompetition agreement with the Company at closing.

     The obligations of the Company and NTI to complete the transaction are subject to a number of conditions, including: the satisfactory completion of a due diligence review by each party; negotiation and execution of a definitive, mutually acceptable Purchase Agreement containing customary representations, warranties, covenants, conditions, and indemnification provisions; the approval of the transaction by the Boards of Directors of the Company, its subsidiary, and NTI; the approval of the transaction by the shareholders of NTI; and the receipt of any necessary licenses or approvals from third parties.

     The acquisition is currently expected to close on or about April 30, 1997, if the foregoing conditions have been met.

Item 7.   Financial Statements and Exhibits
-------------------------------------------

     A.   Financial Statements
          --------------------

          None required.

     B.   Exhibits
          --------

          The following are filed as exhibits to this Current Report:

          3.1 Amendment to Articles of Incorporation of Pacific Aerospace & Electronics, Inc., as filed on February 27, 1997 and corrected on March 3, 1997 with the Secretary of State of the State of Washington

          4.1  Form of specimen certificate for the Preferred Stock

          4.2  Registration Rights Agreement dated as of February 27, 1997

          10.1 Series A Convertible Preferred Stock Purchase Agreement dated as of February 27, 1997

          10.2 Letter of Intent with Northwest Technical Industries, Inc. dated February 10, 1997

          99.1 Press Release dated March 1, 1997

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.



                                       By: DONALD A. WRIGHT
                                           -------------------------------------
                                           Donald A. Wright
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

Dated: March 11, 1997

                                  EXHIBIT INDEX


Exhibit
Number    Description
-------   -----------

3.1 Amendment to Articles of Incorporation of Pacific Aerospace & Electronics, Inc., as filed on February 27, 1997 and corrected on March 3, 1997 with the Secretary of State of the State of Washington

4.1       Form of specimen certificate for the Preferred Stock

4.2       Registration Rights Agreement dated as of February 27, 1997

10.1 Series A Convertible Preferred Stock Purchase Agreement dated as of February 27, 1997

10.2 Letter of Intent with Northwest Technical Industries, Inc. dated February 10, 1997

99.1      Press Release dated March 1, 1997